AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998

                                            Registration  No. 333-
                                                                  ---------
    ========================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                   ---------------

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                   ---------------

                            NORTHWEST NATURAL GAS COMPANY
                (Exact name of registrant as specified in its charter)

                    OREGON                              93-0256722
     (State or other jurisdiction of      (I.R.S. Employer Identification No.)
     incorporation or organization)

                      One Pacific Square, 220 N.W. Second Avenue
                                Portland, Oregon 97209
                                     503-226-4211
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------------
                                  RICHARD G. REITEN
                                      President
                             and Chief Executive Officer
                      One Pacific Square, 220 N.W. Second Avenue
                               Portland, Oregon  97209
                                     503-226-4211

                 BRUCE R. DeBOLT                    JOHN T. HOOD, Esq.
         Senior Vice President, Finance,         Thelen Reid & Priest LLP
           and Chief Financial Officer              40 West 57th Street
    One Pacific Square, 220 N.W. Second Avenue   New York, New York  10019
             Portland, Oregon  97209                   212-603-2000
                   503-226-4211
            (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                                ----------------------
             Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.
             If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
             If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
          for the same offering.   [ ]
                                      -------------------------
             If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]
                        -------------------------
             If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                                           ---------------

                           CALCULATION OF REGISTRATION FEE
     =========================================================================
                                       Proposed
       Title of each                   maximum      Proposed
         class of                      offering     maximum
        securities      Amount to be    price      aggregate      Registration
     to be registered    registered    per unit  offering price       fee
     -------------------------------------------------------------------------
      DEBT
       SECURITIES . .   $100,000,000+    100%*   $100,000,000*     $29,500+
     =========================================================================
     *   Inserted solely for the purpose of calculating the registration fee.
     + The combined Prospectus filed herewith pursuant to Rule 429 also relates to an additional $43,000,000 of Debt Securities registered pursuant to Registration No. 333-15323 which remains unsold and for which a registration fee of $13,030 has been paid.

             The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     ========================================================================

             Pursuant to Rule 429, the combined Prospectus filed herewith also relates to Registration No. 333-15323.

          Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
          These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                   Subject to Completion, Dated September 30, 1998



          PROSPECTUS
          ----------
                                     $143,000,000
                            NORTHWEST NATURAL GAS COMPANY
                         SECURED MEDIUM-TERM NOTES, SERIES B
                           (SERIES OF FIRST MORTGAGE BONDS)
                                         AND
                        UNSECURED MEDIUM-TERM NOTES, SERIES B
                 Due from Nine Months to 30 Years from Date of Issue


                                ----------------------

             Northwest Natural Gas Company ("Company") may offer from time to time up to $143,000,000 aggregate principal amount of its debt securities ("Medium-Term Notes"), consisting of its First Mortgage Bonds, designated Secured Medium-Term Notes, Series B ("Secured Notes"), and its Unsecured Medium-Term Notes, Series B ("Unsecured Notes"). The principal amounts, interest rates, issue prices and agents' commissions, original issue and maturity dates, redemption provisions, if any, and other material terms of the Medium-Term Notes will be established by the Company from time to time and will be set forth in supplements hereto ("Pricing Supplements"). The Medium-Term Notes will have maturities from nine months to 30 years from their respective dates of issue. Unless otherwise specified in the Pricing Supplement relating to any Medium-Term Note, Interest on such Medium-Term Note will accrue from its date of issue and will be payable semi-annually in arrears on each June 1 and December 1, and at maturity. The Medium-Term Notes will not be subject to redemption prior to their stated maturity unless otherwise specified in the applicable Pricing Supplement.
             The Medium-Term Notes will be initially registered in the name of CEDE & Co. as registered owner and nominee for The Depository Trust Company, New York, New York ("DTC"). DTC will act as a securities depositary for the Medium-Term Notes of each issue. Sales of Medium-Term Notes will be made only in book-entry form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and, except under the limited circumstances described herein, beneficial owners of interests in the Medium-Term Notes will not receive certificates representing their interests in the Medium-Term Notes. Payments of principal, premium, if any, and interest will be made through DTC and its Participants and disbursements of such payments to purchasers will be the responsibility of such Participants.
             For further information with respect to the Medium-Term Notes, see "Book-Entry System", "Description of the Secured Notes", and "Description of the Unsecured Notes" herein and the applicable Pricing Supplement.

                                ----------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS OR ANY
                    SUPPLEMENT HERETO.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.
     ========================================================================
                       PRICE TO         AGENTS'            PROCEEDS TO
                       PUBLIC(1)     COMMISSIONS(2)(3)     COMPANY(2)(4)
     ------------------------------------------------------------------------
      Per Note  .        100%         .125%-.750%          99.875%-99.250%
     ------------------------------------------------------------------------
      Total . . .    $143,000,000      $178,750-            $142,821,250-
                                       $1,072,500           $141,927,500
     ========================================================================
     (1) Unless otherwise specified in the applicable Pricing Supplement, Medium-Term Notes will be issued at 100% of their principal amount.
     (2) The Company will pay commissions to any agents engaged by the Company ("Agents"), including Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and PaineWebber Incorporated, in the form of discounts, ranging from .125% to .750% of the principal amount of any Medium-Term Note, depending upon maturity, and may sell Medium-Term Notes to any Agent, as principal. Unless otherwise indicated in the applicable Pricing Supplement, a Medium-Term Note sold to an Agent, as principal, will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Medium-Term Note of identical maturity, and may be resold by such Agent to investors and other purchasers at varying prices related to prevailing market prices at the time of resale as determined by such Agent, or, if so agreed, at a fixed public offering price. No commission will be payable on any sales made directly by the Company.
     (3) The Company has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended ("Securities Act").
     (4) Assuming Medium-Term Notes are issued at 100% of their principal amount and before deducting expenses payable by the Company estimated at $225,000, including reimbursement of certain expenses of the Agents.

                              -------------------------
             The Medium-Term Notes are being offered on a continuing basis by the Company through the Agents, which have agreed to use their best efforts to solicit purchases of the Medium-Term Notes. Medium-Term Notes may also be sold to any Agent, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. The Company reserves the right to sell Medium-Term Notes directly to investors on its own behalf. The Medium-Term Notes will not be listed on any securities exchange, and there can be no assurance that the Medium-Term Notes offered by this Prospectus will be sold or that there will be a secondary market for the Medium-Term Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or any Agent may reject, in whole or in part, any offer to purchase Medium-Term Notes. See "Plan of Distribution".

                            ----------------------
         Merrill Lynch & Co.                      PaineWebber Incorporated
                            ----------------------
               The date of this Prospectus is             , 1998

          IN CONNECTION WITH CERTAIN TYPES OF OFFERS AND SALES OF MEDIUM-TERM NOTES, CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF SUCH MEDIUM-TERM NOTES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE OR MAINTAIN OR OTHERWISE AFFECT THE PRICE OF SUCH MEDIUM-TERM NOTES. SUCH TRANSACTIONS MAY INCLUDE BIDS OR PURCHASES FOR THE PURPOSE OF PEGGING, FIXING OR MAINTAINING THE PRICE OF THE MEDIUM-TERM NOTES, THE PURCHASE OF MEDIUM-TERM NOTES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                             ----------------------------

                              FORWARD-LOOKING STATEMENTS

               This document does, and the documents incorporated herein by reference may, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Although the Company believes these statements are based on reasonable assumptions, no assurance can be given that actual results will not differ from those in the forward-looking statements contained herein and in the incorporated documents. The forward-looking statements contained herein and in the incorporated documents may be affected by various uncertainties. For a discussion of factors which may affect forward-looking statements contained herein and in the incorporated documents, see the Company's most recent Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q.


                                AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by the Company.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               There are hereby incorporated by reference in this Prospectus the following documents heretofore filed with the Securities and Exchange Commission:

               (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

               (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998.

               (3) The Company's Current Report on Form 8-K dated February 27, 1998.

               All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the Exchange Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K ("Latest Annual Report") shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of the Latest Annual Report. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus shall have been delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits shall have been specifically incorporated by reference into such documents. Requests for such copies should be directed to C.J. Rue, Secretary, Northwest Natural Gas Company, One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, telephone 503-226-4211.

                                     THE COMPANY

               The Company is principally engaged in the distribution of natural gas to customers in western Oregon and southwestern Washington, including the Portland metropolitan area. The Company and its predecessors have supplied gas service to the public since 1859. The Company's executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209. Its telephone number is 503-226-4211.


                        USE OF PROCEEDS AND FINANCING PROGRAM

               The net proceeds to be received by the Company from the sale of the Medium-Term Notes will be added to the general funds of the Company and used for corporate purposes, primarily to fund, in part, the Company's ongoing utility construction program.

               The Company expects its utility construction expenditures in 1998 to aggregate $90 million, and in the five-year period, 1998-2002, to aggregate between $500 million and $550 million.

               It is estimated that 50% of the funds required for utility purposes during the 1998-2002 period will be internally generated and that the balance, as well as substantially all of the funds required for the refunding of maturing and higher-cost debt, will be raised through the sale of equity and debt securities, including the Medium-Term Notes, in such amounts and at such times as the Company's cash requirements and market conditions shall determine. Approximately $10 million of debt securities will mature in each of 1999 and 2000.


                          RATIO OF EARNINGS TO FIXED CHARGES

               The ratios of earnings to fixed charges, calculated according to the rules set forth under the Securities Act, for the following twelve-month periods were:

                                 TWELVE MONTHS ENDED
            --------------------------------------------------------------

            JUNE 30,                      DECEMBER 31,
            --------   ---------------------------------------------------
              1998       1997       1996       1995      1994       1993
              ----       ----       ----       ----      ----       ----

              2.79       2.99       3.53       3.15      3.08       3.22

               Earnings consist of net income to which has been added taxes on income and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt expense and discount or premium, and the estimated interest portion of rentals charged to income.


                                  BOOK-ENTRY SYSTEM

               DTC will act as securities depositary for the Medium-Term Notes of each issue. Except under the circumstances described below, the Medium-Term Notes will be issued in the form of one or more fully registered notes that will be deposited with, or on behalf of, DTC or such other depositary as may be subsequently designated ("Depositary"), and registered in the name of CEDE & Co. (DTC's partnership nominee), or such other Depositary or its nominee as may be subsequently designated.

               So long as the Depositary, or its nominee, is the registered owner of the Medium-Term Notes, such Depositary or such nominee, as the case may be, will be considered the owner of such Medium-Term Notes for all purposes under the Mortgage or the Indenture (each as defined below), as the case may be, including notices and voting. Payments of principal of, and premium, if any, and interest on, the Medium-Term Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner of such Medium-Term Notes. Except as set forth below, owners of beneficial interests in Medium-Term Notes will not be entitled to have any individual Medium-Term Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Medium-Term Notes and will not be considered the owners of Medium-Term Notes under the Mortgage or the Indenture. Accordingly, each person holding a beneficial interest in a Medium-Term Note must rely on the procedures of the Depositary and, if such person is not a Direct Participant (as hereinafter defined), on procedures of the Direct Participant through which such person holds its interest, to exercise any of the rights of the registered owner of such Medium-Term Note.

               If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company, individual registered Medium-Term Notes will be issued in exchange for the Medium-Term Notes held by the Depositary. In addition, the Company, at any time and in its sole discretion, may determine not to have the Medium-Term Notes held by the Depositary and, in such event, individual registered Medium-Term Notes will be issued in exchange for the Medium-Term Notes held by the Depositary. In any such instance, an owner of a beneficial interest in the Medium-Term Notes will be entitled to physical delivery of individual Medium-Term Notes equal in principal amount to such beneficial interest and to have such Medium-Term Notes registered in its name. Individual Medium-Term Notes so issued will be issued as registered Medium-Term Notes in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000.

               The following is based solely on information furnished by
          DTC:

               DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates.
          Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

               Purchases of the Medium-Term Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Medium-Term Notes on DTC's records. The ownership interest of each actual purchaser of each Medium-Term Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Medium-Term Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Medium-Term Notes, except in the event that use of the book-entry system for the Medium-Term Notes is discontinued.

               To facilitate subsequent transfers, all Medium-Term Notes deposited by Participants with DTC are registered in the name of CEDE & Co. The deposit of Medium-Term Notes with DTC and their registration in the name of CEDE & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Medium-Term Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Medium-Term Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

               Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect
          Participants, and by Direct Participants and Indirect
          Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

               If the Medium-Term Notes of any issue are redeemable prior to the maturity date, redemption notices shall be sent to CEDE & Co. If less than all of the Medium-Term Notes of any issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

               Neither DTC nor CEDE & Co. will consent or vote with respect to the Medium-Term Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns CEDE & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Medium-Term Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

               Principal and interest payments on the Medium-Term Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Mortgage Trustees (as defined below), the Indenture Trustee (as defined below) or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company and the Corporate Trustee (as defined below) or the Indenture Trustee, as the case may be. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

               DTC may discontinue providing services as securities depositary with respect to the Medium-Term Notes at any time by giving reasonable notice to the Company, the Mortgage Trustees and the Indenture Trustee.

                              -------------------------

               None of the Company or the Mortgage Trustees or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Medium-Term Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.


                           DESCRIPTION OF THE SECURED NOTES

          GENERAL

               The Secured Notes, which comprise a series of the Company's First Mortgage Bonds ("Bonds"), are to be issued under the Company's Mortgage and Deed of Trust, dated as of July 1, 1946, to Bankers Trust Company ("Corporate Trustee") and R.G. Page (Stanley Burg, successor), as trustees (together, "Mortgage Trustees"), as supplemented by twenty supplemental indentures, all of which are collectively referred to as the "Mortgage".

               The statements herein concerning the Secured Notes and the Mortgage are merely an outline and do not purport to be complete. They make use of terms defined in the Mortgage and are qualified in their entirety by express reference to the cited Sections and Articles. They may be changed with respect to any Secured Note by the applicable Pricing Supplement, which should be read in conjunction with this description.

               The Secured Notes will be offered on a continuing basis and each Secured Note will mature on such date, not less than nine months or more than 30 years from its date of issue, as selected by the purchaser and agreed to by the Company.

               The Pricing Supplement relating to each Secured Note will set forth the principal amount, interest rate, interest payment dates, record dates, issue price and Agent's commission or discount, original issue and maturity dates, redemption or repayment provisions, if any, and other material terms of such Secured Note.

          INTEREST

               Unless otherwise specified in the Pricing Supplement relating to any Secured Note, interest on such Secured Note will be payable semi-annually in arrears on June 1 and December 1 of each year and at maturity.

               Unless otherwise specified in the Pricing Supplement relating to any Secured Note, interest payable on any interest payment date for any Secured Note will be payable to the person in whose name such Secured Note is registered on the record date with respect to such interest payment date, which shall be the May 15 or November 15 (whether or not a business day), as the case may be, next preceding such interest payment date; provided that, (i) if the original issue date of any Secured Note is after a record date and before the corresponding interest payment date, such Secured Note shall bear interest from the original issue date, but payment of interest shall commence on the second interest payment date succeeding the original issue date, and
          (ii) interest payable on the maturity date will be payable to the person to whom the principal thereof shall be payable.

               Unless otherwise indicated in the applicable Pricing Supplement, interest on the Secured Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

          FORM, EXCHANGE AND PAYMENT

                   The Secured Notes will be issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The Secured Notes will be exchangeable at the office of Bankers Trust Company in New York City, without charge other than taxes or other governmental charges incident thereto. Principal, premium, if any, and interest will be payable at such office. (See Twentieth Supplemental, Sec. 1.01.) Notwithstanding the foregoing, for so long as the Secured Notes shall be held by the Depositary or its nominee, owners of beneficial interests in the Secured Notes will not be entitled to have any individual Secured Notes registered in their names, and transfers of beneficial interests and payments of principal, premium, if any, and interest will be made as described herein under "Book-Entry System".

          REDEMPTION

               To the extent, if any, provided in the Pricing Supplement relating to any Secured Note, such Secured Note will be redeemable, on 30 days' notice, in whole or in part, at any time on or after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement. On or after the initial redemption date, such Secured Note will be redeemable in whole or in part, at the option of the Company at a redemption price determined in accordance with the following paragraph or as set forth in the related Pricing Supplement, plus accrued interest to the date fixed for redemption.

               The redemption price for each Secured Note subject to redemption shall, for the twelve-month period commencing on the initial redemption date, be equal to a certain percentage of the principal amount of such Secured Note and thereafter, shall decline for the twelve-month period commencing on each anniversary of the initial redemption date by a percentage of principal amount ("Reduction Percentage") until the redemption price shall be 100% of the principal amount. The initial redemption date and price and any Reduction Percentage with respect to each Secured Note subject to redemption will be fixed at the time of sale and set forth in the applicable Pricing Supplement.

               If so specified in the Pricing Supplement relating to any Secured Note, the Company may not, prior to the redemption limitation date, if any, set forth in such Pricing Supplement, redeem such Secured Note as contemplated above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to the Company (calculated in accordance with generally accepted financial practice) of less than the effective interest cost to the Company (similarly calculated) of such Secured Note.

               If, at the time the notice of redemption shall be given, the redemption money shall not be on deposit with the Corporate Trustee, the redemption may be made subject to the receipt of such money before the date fixed for redemption, and such notice shall be of no effect unless such money shall be so received.

               Unless otherwise indicated in the applicable Pricing Supplement, the Secured Notes will not be subject to any sinking fund.

          REPAYMENT AT OPTION OF HOLDER

               To the extent, if any, provided in the Pricing Supplement relating to any Secured Note, such Secured Note will be repayable by the Company at the option of the registered holder thereof on the date specified in such Pricing Supplement ("Repayment Date"), at a price equal to a percentage of the principal amount of such Secured Note specified in such Pricing Supplement ("Repayment Price"), plus accrued interest to the date of repayment. For any Secured Note to be repaid, the Company must receive such Secured Note at its office or agency in the Borough of Manhattan, The City of New York (currently, the office of the Corporate Trustee), within the period ("Election Period") commencing at the opening of business and ending at the close of business on the dates specified in the Pricing Supplement relating to such Secured Note (provided that, if the last day of the Election Period shall not be a business day, the Election Period shall end at the close of business on the next succeeding business day), together with the form entitled "Option to Elect Repayment" on the reverse of, or otherwise accompanying, such Secured Note duly completed. Any such election so received by the Company within such Election Period shall be irrevocable. The repayment option may be exercised by the registered holder of a Secured Note for less than the entire principal amount of such Secured Note, provided that the principal amount to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Secured Note for repayment will be determined by the Corporate Trustee, whose determination will be final and binding.

               So long as the Depositary or the Depositary's nominee is the registered holder of the Secured Notes, the Depositary or such nominee will be the only entity that can exercise the repayment option, and repayment will be made in accordance with the

          Depositary's repayment procedures in effect at the time. See "Book-Entry System." In order to ensure that the Depositary or its nominee will timely exercise a repayment option with respect to a particular beneficial interest in the Secured Notes, the Beneficial Owner of such interest must instruct the broker or other Direct or Indirect Participant through which it holds such interest to notify the Depositary of its election to exercise the repayment option. In addition, the Beneficial Owner must effect delivery of such interest at the time such notice of election is given to the Depositary by causing the broker or other Direct or Indirect Participant through which it holds such interest to transfer such interest on the Depositary's records to the Corporate Trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each Beneficial Owner should consult the broker or other Direct or Indirect Participant through which it holds an interest in the Secured Notes in order to ascertain the deadline by which such instruction must be given in order for timely notice to be delivered to the Depositary.

          PROVISIONS FOR MAINTENANCE OF PROPERTY

               While the Mortgage contains provisions for the maintenance of the Mortgaged and Pledged Property, the Mortgage does not permit redemption of Bonds pursuant to these provisions.

          SECURITY

               The Secured Notes together with all other Bonds now or hereafter issued under the Mortgage will be secured by the Mortgage, which constitutes a first mortgage lien on certain gas utility properties owned from time to time by the Company (except as stated below), subject to (a) leases of minor portions of the Company's property to others for uses which do not interfere with the Company's business, (b) leases of certain property of the Company not used in its gas utility business or the gas by-product business, (c) excepted encumbrances, and (d) minor defects and encumbrances customarily found in properties of like size and character which do not impair the use of such properties by the Company. There are excepted from the lien all cash and securities; certain equipment, apparatus, materials or supplies; aircraft, automobiles and other vehicles; receivables, contracts, leases and operating agreements; timber, minerals, mineral rights and royalties; and all natural gas and oil production property.

               The Mortgage contains provisions subjecting after-acquired property (subject to pre-existing liens) to the lien thereof, subject to limitations in the case of consolidation, merger or sale of substantially all of the Company's assets. (See Mortgage, Art. XVI.)

               The Mortgage provides that the Mortgage Trustees shall have a lien upon the mortgaged property, prior to that of the Bonds, for the payment of their reasonable compensation and expenses and for indemnity against certain liabilities. (See Mortgage, Sec.
          96).

          ISSUANCE OF ADDITIONAL BONDS

               Bonds may be issued from time to time on the basis of (1) 60% of property additions, after adjustments to offset retirements (see "Modification of the Mortgage -- Issuance of Additional Bonds" below); (2) retirement of Bonds or qualified lien bonds; or (3) deposit of cash. With certain exceptions in the case of (2) above, the issuance of Bonds is subject to adjusted net earnings before income taxes for 12 consecutive months out of the preceding 15 months being at least twice the annual interest requirements on all Bonds at the time outstanding, including the additional issue, and all indebtedness of prior rank.

               Property additions generally include gas, electric, steam or hot water property or gas by-product property acquired after March 31, 1946, but may not include securities, airplanes, automobiles or other vehicles, or natural gas transmission lines or natural gas and oil production property. As of June 30, 1998, approximately $223 million of property additions (including $72 million of property additions previously certified as the basis for the issuance of $43 million of the Secured Notes) and $125 million of retired Bonds were available for use as the basis for the issuance of Bonds.

               The Mortgage contains certain restrictions upon the issuance of Bonds against property subject to liens.

               The Secured Notes will be issued against property additions and retired Bonds.

               (See Mortgage, Secs. 4-7, 20-30 and 46, and Third
          Supplemental, Secs. 3 and 4.)

          RELEASE AND SUBSTITUTION OF PROPERTY

               Property may be released against (1) deposit of cash or, to a limited extent, purchase money mortgages, (2) property additions, or (3) waiver of the right to issue Bonds without applying any earnings test. Cash so deposited and cash deposited against the issuance of additional bonds may be withdrawn upon the bases stated in (2) and (3) above. When property released is not funded property, property additions used to effect the release may again, in certain cases, become available as credits under the Mortgage, and the waiver of the right to issue Bonds to effect the release may, in certain cases, cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds. (See Mortgage, Secs. 5, 31, 32, 37, 46 to 50, 59 to 61, 100 and 118.)

          SATISFACTION AND DISCHARGE OF MORTGAGE

               The lien of the Mortgage may be canceled and discharged whenever all indebtedness secured by the Mortgage has been paid. Bonds, or any portion of the principal amount thereof, will, prior to the maturity thereof, be deemed to have been paid for purposes of satisfying the lien of the Mortgage and shall not be deemed to be outstanding for any other purpose of the Mortgage if there shall have been deposited with the Corporate Trustee either
          (i) moneys in the necessary amount or (ii) (a) direct obligations of the government of the United States of America or (b) obligations guaranteed by the government of the United States of America or (c) securities that are backed by obligations of the government of the United States of America as collateral under an arrangement by which the interest and principal payments on the collateral generally flow immediately through to the holder of the security, which in any case are not subject to redemption prior to maturity by anyone other than the holders, the principal of and the interest on which when due, and without any regard to reinvestment thereof, shall be sufficient to pay when due the principal of, premium, if any, and interest due and to become due on said Bonds or portions thereof on the redemption date or maturity date thereof, as the case may be. (See Mortgage, Sec. 106 and Thirteenth Supplemental, Sec. 3.02.)

          DEFAULTS AND NOTICE THEREOF

               Defaults are: default in payment of principal, default for 60 days in payment of interest or of installments of funds for retirement of Bonds; certain defaults with respect to qualified lien bonds; certain events in bankruptcy, insolvency or reorganization; and default for 90 days after notice in the case of a breach of any other covenant. The Mortgage Trustees may withhold notice of default (except in payment of principal, interest or any fund for the retirement of Bonds) if they think it in the interest of the Bondholders. (See Mortgage, Secs. 65 and 66.)

               Holders of 25% of the Bonds may declare the principal and the interest due on default, but a majority may annul such declaration if such default has been cured. No holder of Bonds may enforce the lien of the Mortgage without giving the Mortgage Trustees written notice of a default and unless holders of 25% of the Bonds have requested the Mortgage Trustees to act and offered them reasonable opportunity to act and the Mortgage Trustees have failed to act. The Mortgage Trustees are not required to risk their funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. Holders of a majority of the Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustees, or exercising any trust or power conferred upon the Mortgage Trustees, but the Mortgage Trustees are not required to follow such direction if not sufficiently indemnified for expenditures. (See Mortgage, Secs. 67, 71, 80 and 94.)

          EVIDENCE TO BE FURNISHED TO THE MORTGAGE TRUSTEES

               Compliance with Mortgage provisions is evidenced by written statements of the Company's officers or persons selected by the Company. In certain major matters the accountant, engineer, appraiser or other expert must be independent. Various certificates and other papers, including an annual certificate with reference to compliance with the terms of the Mortgage and absence of defaults, are required to be filed annually and upon the occurrence of certain events. (See Mortgage, Secs. 38-46.)

          MODIFICATION OF THE MORTGAGE

               The rights of the Bondholders may be modified with the consent of 70% of the Bonds and, if less than all series of Bonds are affected, the consent also of 70% of Bonds of each series affected. The Company has the right, without any consent or other action by holders of any series of Bonds, to substitute
          66 % for 70%. In general, no modification of the terms of payment of principal and interest, affecting the lien of the Mortgage or reducing the percentage required for modification (except as provided above) will be effective against any Bondholder without his consent. (See Mortgage, Art. XIX and Ninth Supplemental, Sec.6.)

               The Company has reserved the right to amend the Mortgage, without any consent or other action by holders of the Bonds of the Nineteenth Series or of Bonds of any subsequently created series (including the Secured Notes), in the following respects:

               Release and Substitution of Property

               To permit the release of property at the lesser of its cost or its fair value at the time that such property became funded property, rather than at its fair value at the time of its release; and to facilitate the release of unfunded property. (See Mortgage, Secs. 3, 59 and 60 and Eighteenth Supplemental, Sec. 2.03.)

               Issuance of Additional Bonds

               To clarify that (i) for purposes of determining annual interest requirements, interest on Bonds or other indebtedness bearing interest at a variable interest rate shall be computed at the average of the interest rates borne by such Bonds or other indebtedness during the period of calculation or, if such Bonds or other indebtedness shall have been issued after such period or shall be the subject of pending applications, interest shall be computed at the initial rate borne upon issuance, and (ii) no extraordinary items shall be included in operating expenses or deducted from revenues or other income in calculating adjusted net earnings (See Mortgage, Sec. 7.); and to revise the basis for the issuance of additional Bonds from 60% of property additions, after adjustments to offset retirements, to 70%. (See Mortgage, Secs. 25, 26, 59 and 61 and Eighteenth Supplemental, Secs. 2.01 and 2.02.)

          THE CORPORATE TRUSTEE

               Bankers Trust Company also serves as the Indenture Trustee under the Indenture under which the Unsecured Notes are issued.


                          DESCRIPTION OF THE UNSECURED NOTES

              GENERAL

               The Unsecured Notes are to be issued under an Indenture, dated as of June 1, 1991 ("Indenture"), between the Company and Bankers Trust Company, as trustee ("Indenture Trustee").

               The statements herein concerning the Unsecured Notes and the Indenture are merely an outline and do not purport to be complete. They make use of terms defined in the Indenture and are qualified in their entirety by express reference to the cited Sections and Articles. They may be changed with respect to any Unsecured Note by the applicable Pricing Supplement, which should be read in conjunction with this description.

               The Indenture provides that debt securities (including the Unsecured Notes and including both interest bearing and original issue discount securities) may be issued thereunder, without limitation as to aggregate principal amount. (See Indenture, Sec. 301.) All debt securities heretofore or hereafter issued under the Indenture (including the Unsecured Notes) are collectively referred to as the "Indenture Securities". The Indenture does not limit the amount of other debt, secured or unsecured, which may be issued by the Company. The Unsecured Notes will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. Substantially all of the gas plants, distribution systems and other materially important physical properties of the Company are subject to the lien of the Mortgage securing the Company's Bonds. (See "Description of the Secured Notes-- Security" and "-- Issuance of Additional Bonds", above.)

               The Unsecured Notes will be offered on a continuing basis, and each Unsecured Note will mature on such date, not less than nine months nor more than 30 years from its date of issue, as selected by the purchaser and agreed to by the Company.

               The Pricing Supplement relating to any Unsecured Note will set forth the principal amount, interest rate, interest payment dates, regular record dates, issue price and Agent's commission or discount, original issue and maturity dates, redemption or repayment provisions, if any, and other material terms of such Unsecured Note.

          INTEREST

               Unless otherwise specified in the Pricing Supplement relating to any Unsecured Note, interest on such Unsecured Note will be payable semi-annually in arrears on June 1 and December 1 of each year and at maturity.

               Unless otherwise specified in the Pricing Supplement relating to any Unsecured Note, interest payable on any interest payment date for any Unsecured Note will be payable to the person in whose name such Unsecured Note is registered on the record date with respect to such interest payment date, which shall be the May 15 or November 15 (whether or not a business day), as the case may be, next preceding such interest payment date; provided that, (i) if the original issue date of any Unsecured Note is after a record date and before the corresponding interest payment date, such Unsecured Note will bear interest from the original issue date but payment of interest shall commence on the second interest payment date succeeding the original issue date, and
          (ii) interest payable on the maturity date will be payable to the person to whom the principal thereof shall be payable.

               Unless otherwise indicated in the applicable Pricing Supplement, interest on the Unsecured Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

          FORM, EXCHANGE AND PAYMENT

               The Unsecured Notes will be issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The Unsecured Notes will be exchangeable at the office of Bankers Trust Company in New York City, without charge other than taxes or other governmental charges incident thereto. Principal, premium, if any, and interest will be payable at such office. Notwithstanding the foregoing, for so long as the Unsecured Notes shall be held by the Depositary or its nominee, owners of beneficial interests in the Unsecured Notes will not be entitled to have any individual Unsecured Notes registered in their names, and transfers of beneficial interests and payments of principal, premium, if any, and interest will be made as described herein under "Book-Entry System".

          REDEMPTION

               To the extent, if any, provided in the Pricing Supplement relating to any Unsecured Note, such Unsecured Note will be redeemable, on not less than 30 days' notice, in whole or in part, at any time on or after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement. On or after the initial redemption date, such Unsecured Note will be redeemable in whole or in part, at the option of the Company, at a redemption price determined in accordance with the following paragraph or as set forth in the related Pricing Supplement, plus accrued interest to the date fixed for redemption.

               The redemption price for each Unsecured Note subject to redemption shall, for the twelve-month period commencing on the initial redemption date, be equal to a certain percentage of the principal amount of such Unsecured Note and, thereafter, shall decline for the twelve-month period commencing on each anniversary of the initial redemption date by a percentage of principal amount ("Reduction Percentage") until the redemption price shall be 100% of the principal amount. The initial redemption price and date and any Reduction Percentage with respect to each Unsecured Note subject to redemption will be fixed at the time of sale and set forth in the applicable Pricing Supplement.

               If so specified in the Pricing Supplement relating to any Unsecured Note, the Company may not, prior to the redemption limitation date, if any, set forth in such Pricing Supplement, redeem such Unsecured Note as contemplated above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to the Company (calculated in accordance with generally accepted financial practice) of less than the effective interest cost to the Company (similarly calculated) of such Unsecured Note.

               If, at the time the notice of redemption shall be given, the redemption money shall not be on deposit with the Indenture Trustee, the redemption shall be made subject to the receipt of such money on or before the date fixed for redemption, and such notice shall be of no effect unless such money shall be so received. (See Indenture, Art. Four.)

               Unless otherwise indicated in the applicable Pricing Supplement, the Unsecured Notes will not be subject to any sinking fund.

          REPAYMENT AT OPTION OF HOLDER

               To the extent, if any, provided in the Pricing Supplement relating to any Unsecured Note, such Unsecured Note will be repayable by the Company at the option of the registered holder thereof on the date specified in such Pricing Supplement ("Repayment Date"), at a price equal to a percentage of the principal amount of such Unsecured Note specified in such Pricing Supplement ("Repayment Price"), plus accrued interest to the date of repayment. For any Unsecured Note to be repaid, the Company must receive such Unsecured Note at its office or agency in the Borough of Manhattan, The City of New York (currently, the office of the Indenture Trustee), within the period ("Election Period") commencing at the opening of business and ending at the close of business on the dates specified in the Pricing Supplement relating to such Unsecured Note (provided that, if the last day of the Election Period shall not be a business day, the Election Period shall end at the close of business on the next succeeding business day), together with the form entitled "Option to Elect Repayment" on the reverse of, or otherwise accompanying, such Unsecured Note duly completed. Any such election so received by the Company within such Election Period shall be irrevocable.
          The repayment option may be exercised by the registered holder of an Unsecured Note for less than the entire principal amount of such Unsecured Note, provided that the principal amount to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Unsecured Note for repayment will be determined by the Indenture Trustee, whose determination will be final and binding.

               So long as the Depositary or the Depositary's nominee is the registered holder of the Unsecured Notes, the Depositary or such nominee will be the only entity that can exercise the repayment option, and repayment will be made in accordance with the Depositary's repayment procedures in effect at the time. See "Book-Entry System." In order to ensure that the Depositary or its nominee will timely exercise a repayment option with respect to a particular beneficial interest in the Unsecured Notes, the Beneficial Owner of such interest must instruct the broker or other Direct or Indirect Participant through which it holds such interest to notify the Depositary of its election to exercise the repayment option. In addition, the Beneficial Owner must effect delivery of such interest at the time such notice of election is given to the Depositary by causing the broker or other Direct or Indirect Participant through which it holds such interest to transfer such interest on the Depositary's records to the Indenture Trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each Beneficial Owner should consult the broker or other Direct or Indirect Participant through which it holds an interest in the Unsecured Notes in order to ascertain the deadline by which such instruction must be given in order for timely notice to be delivered to the Depositary.

          DEFEASANCE

               The principal amount of any Unsecured Notes issued under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Indenture Trustee, in trust: (a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of the Unsecured Notes, Government Obligations (as defined herein), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Unsecured Notes that are outstanding. For this purpose, Government Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (See Indenture, Secs. 101, 701.)

               If the Company shall make any deposit of money and/or Government Obligations with respect to the Unsecured Notes, or any portion of the principal amount thereof, prior to the Maturity or redemption of such Unsecured Notes or such portion of the principal amount thereof, for the satisfaction or discharge of the indebtedness of the Company in respect to such Unsecured Notes or such portion thereof as contemplated by Section 701 of the Indenture, the Company shall deliver to the Indenture Trustee either (a) an instrument wherein the Company, notwithstanding such satisfaction and discharge, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Indenture Trustee such additional sums of money, if any, or additional Government Obligations, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Government Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Unsecured Notes or such portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Indenture Trustee of a notice asserting the amount of such deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Indenture Trustee, showing the calculation thereof, or (b) an opinion of Counsel to the effect that the Holders of such Unsecured Notes, or such portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of such satisfaction and discharge and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

               In the event that the Company shall elect to deliver to the Indenture Trustee an instrument as described in clause (a) of the preceding paragraph in connection with any such deposit of money and/or Government Obligations with the Indenture Trustee, under current applicable United States federal income tax regulations, the Holders of such Unsecured Notes, or such portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of such satisfaction and discharge and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such deposit had not been effected. There can be no assurance that such United States federal income tax regulations will not change such that, as a result of such deposit and delivery by the

          Company of such instrument, Holders may recognize income, gain or loss for United States federal income tax purposes and may not be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such deposit had not been effected.

          EVENTS OF DEFAULT AND NOTICE THEREOF

               Events of Default are: default for three Business Days in payment of principal; default for 60 days in payment of interest; certain events in bankruptcy, insolvency or reorganization; default for 90 days after notice in the case of a breach of any other covenant; and any other Event of Default specified with respect to the Indenture Securities of a particular series. No Event of Default with respect to a series of Indenture Securities necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series. The Indenture Trustee may withhold notice of default (except in payment of principal, interest or any funds for the retirement of Indenture Securities) if it, in good faith, determines that withholding of such notice is in the interest of the Holders of the Indenture Securities. (See Indenture, Secs. 801 and 903.)

               Either the Indenture Trustee or the Holders of not less than 33% in principal amount (or such lesser amount as may be provided in the case of discount Indenture Securities) of the outstanding Indenture Securities of all defaulted series, considered as one class, may declare the principal and interest on such series due on default, but the Company may annul such default by effecting its cure and paying overdue interest and principal. No Holder of Indenture Securities may enforce the Indenture without having given the Indenture Trustee written notice of default, and unless the Holders of a majority of the Indenture Securities of all defaulted series, considered as one class, shall have requested the Indenture Trustee to act and offered reasonable indemnity, and for 60 days the Indenture Trustee shall have failed to act. But, each Holder has an absolute right to receive payment of principal and interest when due and to institute suit for the enforcement of such payment. The Indenture Trustee is not required to risk its funds or incur any financial liability if it shall have reasonable grounds for believing that repayment is not reasonably assured. The Holders of a majority of the Indenture Securities of all defaulted series, considered as one class, may direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Indenture Securities of such series, but the Indenture Trustee is not required to follow such direction if not sufficiently indemnified and the Indenture Trustee may take any other action it deems proper which is not inconsistent with such direction. (See Indenture, Secs. 802, 807, 808, 812 and 902.)

          EVIDENCE TO BE FURNISHED TO THE INDENTURE TRUSTEE

               Compliance with Indenture provisions will be evidenced by written statements of the Company's officers. An annual certificate with reference to compliance with the covenants and conditions of the Indenture and the absence of defaults is required to be filed with the Indenture Trustee. (See Indenture, Sec.1004.)

          MODIFICATION OF THE INDENTURE

               The rights of the Holders of the Indenture Securities may be modified with the consent of the Holders of a majority of the Indenture Securities of all series or Tranches, as defined below, affected, considered as one class. However, certain specified rights of the Holders of Indenture Securities may be modified without the consent of the Holders if such modification would not be deemed adversely to affect their interests in any material respect. In general, no modification of the terms of payment of principal and interest, no reduction of the percentage in principal amount of the Indenture Securities outstanding under such series required to consent to any supplemental indenture or waiver under the Indenture, no reduction of such percentage necessary for quorum and voting, and no modification of certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults is effective against any Holder of Indenture Securities without his consent. "Tranche" means a group of Indenture Securities which are of the same series and have identical terms except as to principal amount and/or date of issuance. (See Indenture, Art. Twelve.)

          THE INDENTURE TRUSTEE

               Bankers Trust Company also serves as the Corporate Trustee under the Mortgage under which the Secured Notes are issued.

                                 PLAN OF DISTRIBUTION

               The Medium-Term Notes are being offered on a continuing basis for sale by the Company through the Agents which have agreed to use their best efforts to solicit purchases of the Medium-Term Notes. The initial Agents are Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and PaineWebber Incorporated. Should the Company designate other persons to act as Agents, the names of such persons will be disclosed in a Pricing Supplement. The Company will pay each Agent a commission which, depending on the maturity of the Medium-Term Notes, will range from .125% to .750% of the principal amount of any Medium-Term Note sold through such Agent. The Company may also sell Medium-Term Notes to any Agent, as principal, at a discount from the principal amount thereof, and the Agent may later resell such Medium-Term Notes to investors and other purchasers at varying prices related to prevailing market prices at the time of resale as determined by such Agent or, if so agreed, at a fixed public offering price. In the case of sales to any Agent as principal, such Agent may utilize a selling or dealer group in connection with resales. An Agent may sell Medium-Term Notes it has purchased as principal to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. After the initial public offering of Medium-Term Notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may be changed. The Medium-Term Notes also may be sold by the Company directly to purchasers. No commission will be payable to the Agents on Medium-Term Notes sold directly by the Company.

               The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject, in whole or in part, offers to purchase Medium-Term Notes whether placed directly with the Company or through one of the Agents. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Medium-Term Notes received by it, in whole or in part.

               Payment of the purchase price of the Medium-Term Notes will be required to be made in immediately available funds in New York City on the date of settlement.

               No Medium-Term Note will have an established trading market when issued. The Medium-Term Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Medium-Term Notes in the secondary market, but is not obligated to do so. There can be no assurance that there will be a secondary market for the Medium-Term Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Medium-Term Notes.

               The Agents may be deemed to be "underwriters" within the meaning of the Securities Act. The Company has agreed to indemnify each of the Agents against, or to make contributions relating to, certain liabilities, including liabilities under such Act. The Company has agreed to reimburse each of the Agents for certain expenses. Each of the Agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

               In connection with certain types of offers and sales of Medium-Term Notes, rules of the Securities and Exchange Commission permit the Agents to engage in certain transactions that stabilize the price of such Medium-Term Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Medium-Term Notes.

               If the Agents create a short position in any Medium-Term Notes in connection with certain types of offers and sales, i.e., if they sell more Medium-Term Notes than are set forth in the applicable Pricing Supplement, the Agents may reduce that short position by purchasing Medium-Term Notes in the open market.

               In connection with certain types of offers and sales, the Agents may also impose a penalty bid on certain Agents and selling group members. This means that if the Agents purchase Medium-Term Notes in the open market to reduce the Agents' short position or to stabilize the price of the Medium-Term Notes, they may reclaim the amount of selling concession from the Agents and selling group members who sold these Medium-Term Notes as part of the offering.

               In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

               Neither the Company nor any Agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Medium-Term Notes. In addition, neither the Company nor any Agent makes any representation that the Agents will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                       EXPERTS

               The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               The financial statements as of and for the years ended December 31, 1995 and 1996 incorporated in this Prospectus by reference to the Latest Annual Report have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               The statements made as to matters of law and legal conclusions under "Description of the Secured Notes--Security" herein have been reviewed (a) insofar as Oregon law is concerned, by Mark S. Dodson, Esquire, General Counsel of the Company; and
          (b) insofar as Washington law is concerned, by Stoel Rives LLP, Portland, Oregon, and have been set forth herein in reliance upon the opinions of Mr. Dodson and such firm given upon their authority as experts. The statements made as to matters of law and legal conclusions in the documents incorporated in this Prospectus by reference pertaining to titles to properties, franchises and other operating rights of the Company, regulations to which the Company is subject and any legal proceedings to which the Company is a party, insofar as Oregon law is concerned, have been reviewed by Mr. Dodson and such statements are included in such documents and herein in reliance upon the opinion of Mr. Dodson given upon his authority as an expert. As of September 21, 1998, Mr. Dodson owned 3,500 shares of the Company's common stock and had been granted options to purchase an additional 5,000 shares.


                                       LEGALITY

               The legality of the Medium-Term Notes will be passed upon for the Company by Mr. Dodson and by Messrs. Thelen Reid & Priest LLP, New York, New York, and for the agents by Messrs. Simpson Thacher & Bartlett, New York, New York. Messrs. Thelen Reid & Priest LLP and Messrs. Simpson Thacher & Bartlett may rely upon the opinion of Mr. Dodson as to certain legal matters arising under Oregon law and Mr. Dodson, Messrs. Thelen Reid & Priest LLP and Messrs. Simpson Thacher & Bartlett may rely upon the opinion of Stoel Rives LLP as to certain legal matters arising under Washington law. However, all matters pertaining to titles, the lien and enforceability of the Mortgage and franchises, will be passed upon only by Mr. Dodson, who may rely on the opinion of Stoel Rives LLP as to certain legal matters arising under Washington law.

          =================================================================
          NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                  TABLE OF CONTENTS


          Forward-Looking Statements  . . . . . . . . . . . . . . . . .   2

          Available Information . . . . . . . . . . . . . . . . . . . .   2

          Incorporation of Certain  Documents By Reference  . . . . . .   2

          The Company . . . . . . . . . . . . . . . . . . . . . . . . .   3

          Use of Proceeds and Financing Program . . . . . . . . . . . .   3

          Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . .   3

          Book-Entry System . . . . . . . . . . . . . . . . . . . . . .   3

          Description of the Secured Notes  . . . . . . . . . . . . . .   5

          Description of the Unsecured Notes  . . . . . . . . . . . . .   9

          Plan of Distribution  . . . . . . . . . . . . . . . . . . . .  13

          Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

          Legality  . . . . . . . . . . . . . . . . . . . . . . . . . .  14




          =================================================================


          =================================================================



                                     $143,000,000


                                      NORTHWEST
                                 NATURAL GAS COMPANY



                              SECURED MEDIUM-TERM NOTES,
                                       SERIES B
                           (SERIES OF FIRST MORTGAGE BONDS)
                                         AND
                             UNSECURED MEDIUM-TERM NOTES,
                                       SERIES B

                           Due from Nine Months to 30 Years
                                  from Date of Issue




                                 --------------------

                                 P R O S P E C T U S

                                 --------------------


                                 MERRILL LYNCH & CO.

                               PAINEWEBBER INCORPORATED




                                             , 1998
                                   ------- --




          =================================================================

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


          ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (ESTIMATED, EXCEPT SEC FILING FEE).

               Filing Fee-Securities and Exchange
                 Commission  . . . . . . . . . . . . .     $ 29,500

               Fees of Trustees, including counsel
                 and authentication fees . . . . . . .       10,000

               Legal fees  . . . . . . . . . . . . . .      100,000

               Accounting fees and expenses  . . . . .       25,000

               Rating Agencies' fees   . . . . . . . .       45,000

               Printing and engraving  . . . . . . . .       10,000

               Miscellaneous expense   . . . . . . . .        5,500
                                                           --------
                 Total expenses  . . . . . . . . . . .     $225,000
                                                           ========


          ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Oregon Business Corporation Act (the "Act") provides, in general, that a director or officer of a corporation who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of the corporation:

          (1) shall be indemnified by the corporation for all expenses of such litigation when the director or officer is wholly successful on the merits or otherwise;

          (2) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative lawsuit) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful); and

          (3) may be indemnified by the corporation for expenses of a derivative lawsuit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation, provided the director or officer is not adjudged liable to the corporation.

          The Act also authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director's or officer's good faith belief that the standard of conduct in Section (2) or (3) above has been met and an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she did not meet that standard and, therefore, is not entitled to be indemnified. The Act also provides that the indemnification provided thereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

          The Company's Bylaws provide that the Company shall indemnify directors and officers to the fullest extent permitted under the Act, thus making mandatory the discretionary indemnification authorized by the Act.

          The Company's Restated Articles of Incorporation provide that the Company shall indemnify its officers and directors to the fullest extent permitted by law, which may be broader than the indemnification authorized by the Act.

          The Company's shareholders have approved and the Company has entered into indemnity agreements with its directors and officers which provide for indemnity to the fullest extent permitted by law and also alter or clarify the statutory indemnity in the following respects:

          (1) prompt advancement of litigation expenses is provided if the director or officer makes the required affirmation and undertaking;

          (2) the director or officer is permitted to enforce the indemnity obligation in court and the burden is on the Company to prove that the director or officer is not entitled to indemnification;

          (3) indemnity is explicitly provided for judgments and settlements in derivative actions;

          (4) prompt indemnification is provided unless a determination is made that the director or officer is not entitled to indemnification; and

          (5) partial indemnification is permitted if the director or officer is not entitled to full indemnification.

          The Company maintains in effect a policy of insurance providing for reimbursement to the Company of payments made to directors and officers as indemnity for damages, judgments, settlements, costs and expenses incurred by them which the Company may be required or permitted to make according to applicable law, common or statutory, or under provisions of its Restated Articles of Incorporation, Bylaws or agreements effective under such laws.

          ITEM 16. LIST OF EXHIBITS.

          Reference is made to the Exhibit Index on page II-5 hereof.

          ITEM 17.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, indivi-dually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that the undertakings set forth in paragraphs
          (i) and (ii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes, that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indem-nification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  POWER OF ATTORNEY

          Each director and/or officer of the registrant whose signature appears hereinafter hereby appoints Richard G. Reiten, Bruce R. DeBolt and John T, Hood, the Agents for Service named in this registration statement, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                      SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, and State of Oregon on the 30th day of September, 1998.

                                  NORTHWEST NATURAL GAS COMPANY

                                  By: /s/ Richard G. Reiten
                                     ------------------------------------
                                     Richard G. Reiten
                                     President and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

               Signature                Title                   Date
               ---------                -----                   ----


          /s/ Richard G. Reiten       Principal           September 30, 1998
          ----------------------      Executive
            Richard G. Reiten,        Officer,
            President and Chief      and Director
            Executive Officer

          /s/ Bruce R. DeBolt         Principal           September 30, 1998
          ----------------------      Financial
            Bruce R. DeBolt,           Officer
            Senior Vice President,
            Finance, and Chief
            Financial Officer

          /s/ D. James Wilson         Principal           September 30, 1998
          ----------------------      Accounting
            D. James Wilson,           Officer
            Treasurer and Controller


          /s/ Mary Arnstad          Director    )
          ----------------------                )
            Mary Arnstad                        )
                                                )
          /s/ Thomas E. Dewey, Jr.  Director    )
          ----------------------                )
            Thomas E. Dewey, Jr.                )
                                                )
          /s/ Tod R. Hamachek       Director    )
          ----------------------                )
            Tod R. Hamachek                     )
                                                )
          /s/ Richard B. Keller     Director    )
          -----------------------               )
            Richard B. Keller                   )
                                                )
          /s/ Wayne D. Kuni         Director    )
          -----------------------               )
            Wayne D. Kuni                       )
                                                )
          /s/ Randall C. Pape       Director    )         September 30, 1998
          -----------------------               )
            Randall C. Pape                     )
                                                )
          /s/ Robert L. Ridgley     Director    )
          -----------------------               )
            Robert L. Ridgley                   )
                                                )
          /s/ Dwight A. Sangrey     Director    )
          -----------------------               )
            Dwight A. Sangrey                   )
                                                )
          /s/ Melody C. Teppola     Director    )
          ----------------------                )
            Melody C. Teppola                   )
                                                )
          /s/ Russell F. Tromley    Director    )
          -----------------------               )
            Russell F. Tromley                  )
                                                )
          /s/ Benjamin R. Whiteley  Director    )
          ------------------------              )
            Benjamin R. Whiteley                )

                                  INDEX TO EXHIBITS
          Exhibit
          -------

          1        -    Form of Distribution Agreement.

          4(a)*    -    Copy of Mortgage and Deed of Trust, dated as of
                        July 1, 1946, to Bankers Trust Company and R.G.
                        Page (to whom Stanley Burg is now successor), Trustees (filed as Exhibit 7(j) in File No. 2-
                        6494), together with Indentures supplemental thereto Nos. 1 through 14, dated, respectively, as of June 1, 1949, March 1, 1954, April 1, 1956,
                        February 1, 1959, July 1, 1961, January 1, 1964,
                        March 1, 1966, December 1, 1969, April 1, 1971,
                        January 1, 1975, December 1, 1975, July 1, 1981,
                        June 1, 1985, and November 1, 1985 (filed as
                        Exhibit 4(d) in File No. 33-1929); No. 15, dated as of July 1, 1986 (filed as Exhibit (4)(c) in
                        File No. 33-24168); Nos. 16, 17 and 18, dated,
                        respectively, as of November 1, 1988, October 1,
                        1989 and July 1, 1990 (filed as Exhibit (4)(c) in
                        File No. 33-40482); No. 19, dated as of June 1,
                        1991 (filed as Exhibit 4(c) in File No. 33-64014;
                        and No. 20, dated as of June 1, 1993 (filed as
                        Exhibit 4(c) in File No. 33-53795).

          4(b)     -    Form of Secured Note.

          4(c)*    -    Copy of Indenture, dated as of June 1, 1991, to
                        Bankers Trust Company, Trustee, relating to the
                        Unsecured Notes (filed as Exhibit 4(e) in File No.
                        33-64014).

          4(d)*    -    Copy of Officers' Certificate, dated as of June
                        18, 1993, establishing series of Unsecured Notes and Form of Instructions for both Secured and Unsecured Notes (filed as Exhibit 4(f) to Form 10-
                        K for the year ended December 31, 1993).

          4(e)     -    Form of Officers' Certificate, together with form
                        of fixed rate Unsecured Note, supplementing the Officers' Certificate, dated as of June 18, 1993.

          5(a)     -    Opinion of Mark S. Dodson, Esquire.

          5(b)     -    Opinion of Messrs. Thelen Reid &
                        Priest LLP.

          12*      -    Computation of Ratio of Earnings to Fixed Charges
                        (filed as Exhibit 12 to Form 10-Q for the quarter ended June 30, 1998).

          23(a)    -    Consent of PricewaterhouseCoopers LLP.  (The
                        consents of Mark S. Dodson, Esquire, and of Thelen
                        Reid & Priest LLP are included in their opinions filed, respectively, as Exhibits 5(a) and 5(b)).

          23(b)    -    Consent of Deloitte & Touche LLP.

          23(c)    -    Consent of Stoel Rives LLP.

          24       -    Power of Attorney (see page II-3).

          25(a)    -    Statement of Eligibility of the Corporate Mortgage
                        Trustee on Form T-1.

          25(b)    -    Statement of Eligibility of the Individual
                        Mortgage Trustee on Form T-2.

          25(c)    -    Statement of Eligibility of the Indenture Trustee
                        on Form T-1.

          ---------------------
          *    Incorporated herein by reference as indicated.